Exhibit 99.1

SeaWorld Entertainment, Inc. Announces the Retirement of Michelle (“Chelle”) Adams

ORLANDO, Fla. July 3, 2023 – SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that Chelle Adams, Chief Transformation Officer of SeaWorld Entertainment, Inc., intends to retire from SeaWorld in order to pursue personal opportunities effective August 4th, 2023. Ms. Adams will be available to the company over the coming months to ensure a smooth transition.

Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc. said, “On behalf of the entire Company, we want to thank Chelle for her contributions to the Company and wish her well.”

Chelle Adams said, “I appreciate the opportunity to have been part of the SeaWorld team and am proud of all we have been able to accomplish together. I look forward to watching the Company as it continues to execute its plans and realize the meaningful opportunities to increase value to stakeholders over the coming quarters and years.”

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped over 40,000 animals in need over the Company's history. SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Investor Relations:
Matthew Stroud
Investor Relations
855-797-8625
Investors@SeaWorld.com

Media Relations:
Lisa Cradit
SVP – Head of Communications
(646) 245-2476
Lisa.cradit@seaworld.com